ADDENDUM OF CONSULTING AGREEMENT

THIS ADDENDUM made as of the 23rd day of October, 2007.

BETWEEN:

TRANS-ORIENT PETROLEUM LTD., a company duly
continued under the laws of British Columbia and having a
registered office located at Suite 1500 – 1055 West Georgia Street,
Vancouver, British Columbia V7E 4N6

(the “Company”)

AND:

DAVID JOHN BENNETT, Ph.D., Consultant, having an address
at <> Makara, Wellington, New Zealand

(the “Consultant”)

WHEREAS:

A.      A. Pursuant to a consulting agreement dated September 1, 2006 made between the Company and the Consultant (the “Consulting Agreement”), the Consultant and the Company agreed to enter into a written agreement setting out the terms and conditions of the Consultant’s engagement; and

B.      The parties have agreed to amend the Consulting Agreement (the “Addendum”).

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Addendum, the parties covenant and agree as follows:

1.           For the purposes of this Addendum, all capitalized terms used herein will have the meanings ascribed thereto in the Consulting Agreement, unless otherwise defined herein.

2.	Section 3.1 in the Consulting Agreement shall read:

“3.1 As remuneration for his services hereunder, the Company or its subsidiary, Orient Petroleum (NZ) Limited, shall pay to the Consultant a fee of US$10,000 per month, commencing on January 1, 2007. The fee shall be reviewed annually by the Board.”

3.	Section 3.3 in the Consulting Agreement shall read:

“3.3 The Consultant shall be entitled to participate in any stock option plan that the Company has adopted to the extent and upon such terms as may be determined from time to time by the Board. The parties hereto acknowledge that the Consultant currently holds Options. In particular, the Consultant shall be granted on execution hereof options to purchase 200,000 options at US$1.00 which options shall vest as to 50,000 on execution hereof and 50,000 upon each six months over the term hereof (option exercisable for 5 yrs.). Any unexercised portion of these 200,000 options shall terminate immediately and be of no further validity if this Agreement is terminated for cause (as defined below) and no compensation shall be paid as a consequence of the termination of the options.”

4.	Except as expressly amended by this Addendum, the parties ratify and confirm that the Consulting Agreement and this Addendum shall be read and construed as one document.

5.	Time is and shall remain of the essence.

6.	This Addendum may be signed in counterpart.

IN WITNESS WHEREOF the parties have executed this Addendum with effect as of the date and year first written above.

B.	TRANS-ORIENT PETROLEUM LTD.

C.	Per:	/s/ Peter Loretto
Authorized Signatory
D.

SIGNED, SEALED AND DELIVERED by	)
DAVID JOHN BENNETT in the presence of:	)
)
)
/s/ Keren Barbara Witt	)	/s/ David John Bennett
Witness	)	DAVID JOHN BENNETT
)
)
Name	)
)
)
)
Address	)
)
)
)
)